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                                                                      EXHIBIT 11


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the years ended May 31 were as follows (in thousands, except per share amounts):

                                                                               YEAR ENDED MAY 31
                                                                   ---------------------------------------
                                                                     1997             1996            1995
                                                                   --------        ---------        ------
Net income applicable to common and
     common equivalent shares.................                     $361,227        $307,777         $297,588
                                                                   ========        ========         ========

Average shares of common stock
     outstanding..............................                      114,125         113,128          111,975

Common Equivalent Shares:
     Assumed exercise of outstanding
       dilutive options.......................                        6,101           5,250            4,877
     Less shares repurchased from proceeds of
       assumed exercise of options............                       (4,585)         (4,102)          (3,865)
                                                                   --------        --------         --------

Average common and common equivalent
     shares...................................                      115,641         114,276          112,987
                                                                   ========        ========         ========
Earnings per share.........................                        $   3.12        $   2.69         $   2.63
                                                                   ========        ========         ========


- The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

- Fully diluted earnings per share are substantially the same as earnings per share for the years ended May 31, 1997, 1996, and 1995.